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                                                                    Exhibit 99.1


RADISYS CORPORATION COMPLETES THE SALE OF ITS 1 3/8% CONVERTIBLE SENIOR NOTES DUE NOVEMBER 15, 2023


HILLSBORO, OR - NOVEMBER 19, 2003 - RadiSys Corporation (Nasdaq: RSYS) announced today that it has completed its previously announced private offering of $100 million aggregate principal amount of 1 3/8% Convertible Senior Notes due November 15, 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The amount sold reflects the exercise in full by the initial purchasers of their option to purchase up to an additional $25 million aggregate principal amount of the notes.


This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer,solicitation of sale in any jurisdiction in which such offer, solicitation or sale is unlawful.


The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.


RadiSys is a leading global provider of embedded solutions to the Commercial Systems, Enterprise Systems, and Service Provider Systems markets. RadiSys focuses on industry-leading architecture while working in a close "virtual division" relationship with its customers, thus improving their time-to-market advantage and reducing cost. The broad range of RadiSys product offerings include board-level embedded computers; blade servers; motherboards; network interfaces and packet processing engines; communications middleware and software such as SS7/IP internetworking and protocol stacks; platforms based on PCI, CompactPCI, CompactPCI 2.16 and ATCA; turnkey gateway systems and professional services.


Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words "expects" and "intends," and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. See the Company's Form 10-K for the year ended December 31, 2002, for a further discussion of these and other risks and uncertainties applicable to the Company's business.